EXHIBIT (A)(6)

     The announcement is neither an offer to purchase nor a solicitation of an offer to sell these securities. The Offer is made only pursuant to the Offer to Purchase and the related Letter of Transmittal
           (which are incorporated by reference herein) and is not
               being made to (nor will tenders be accepted from)
                  holders of Notes in any jurisdiction in which
                     the Offer or the acceptance thereof
                       would not be in compliance with
                         the securities laws of such
                               jurisdiction.

             CHANGE OF CONTROL NOTICE AND OFFER TO PURCHASE FOR CASH
                         ANY AND ALL OF THE OUTSTANDING
               ZERO COUPON CONVERTIBLE SUBORDINATED NOTES DUE 2009
                                       OF
                                USF&G CORPORATION
                                       BY
                                USF&G CORPORATION
               AT $620.70 PER $1,000 PRINCIPAL AMOUNT AT MATURITY

    USF&G Corporation ("USF&G") is offering to purchase for cash at the Repurchase Price, upon the terms and subject to the conditions set forth in the Change of Control Notice and Offer to Purchase dated May 15, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal, any and all of the outstanding Zero Coupon Convertible Subordinated Notes Due 2009 of USF&G (the "Notes"). See the Offer to Purchase for capitalized terms used but not defined herein. Unless the context otherwise requires, the term "Offer to Purchase" includes the Letter of Transmittal.

    The Offer is being made pursuant to the terms of the Notes and the Indenture, which provide that, following a Change of Control, USF&G is required to repurchase any and all Notes from each holder of Notes that properly exercises its Change of Control Right at a purchase price equal to the Issue Price ($512.98 per $1,000 principal amount at maturity) plus Original Issue Discount (the difference between the Issue Price and the principal amount at maturity of the Note) accrued (at 4.5% per annum, on a semi-annual bond equivalent basis using a 360-day year composed of twelve 30-day months, from the Issue Date (March 3, 1994) of the Notes) through the date that is 35 Business Days after the occurrence of the Change of Control. A change of control occurred on April 24, 1998 as a result of the consummation of the merger of SP Merger Corporation ("Sub"), a wholly owned subsidiary of The St. Paul Companies, Inc. ("SPC"), with and into USF&G, with USF&G continuing as the surviving corporation and becoming a wholly owned subsidiary of SPC (the "Merger").

    SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE, THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 15, 1998, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE OR THE LATEST THEREOF, IF EXTENDED, THE "EXPIRATION DATE"). NOTES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

    As of May 14, 1998, there was $175,233,000 aggregate principal amount at maturity of Notes outstanding. Prior to consummation of the Merger, the Notes were convertible into shares of Common Stock, par value $2.50, of USF&G ("USF&G Common Stock") at a conversion rate of 29.499 shares of USF&G Common Stock per $1,000 principal amount at maturity of Notes. Upon consummation of the Merger, pursuant to adjustment mechanisms contained in the Indenture, the Notes became, and are currently, convertible into shares of Common Stock, no par value, of SPC ("St. Paul Common Stock") at, after giving effect to the two-for-one stock split on shares of St. Paul Common Stock held of record as of May 6, 1998, a conversion rate of 16.6434 shares of St. Paul Common Stock per $1,000 principal amount at maturity of Notes.

    There is no established trading market for the Notes. On May 14, 1998, the closing price per share of St. Paul Common Stock, as reported on the New York Stock Exchange, Inc. Composite Tape, was $44. A holder may convert Notes into shares of St. Paul Common Stock until, but not after, such Note is properly tendered to The Chase Manhattan Bank, as Depositary (the "Depositary"), unless the tender of such Note is properly withdrawn or there is a default in payment of the Repurchase Price. Any Notes which remain outstanding after consummation of the Offer will continue to be obligations of USF&G (and, to the extent provided in the Indenture, SPC) and will continue to be convertible at the option of the holder thereof into shares of St. Paul Common Stock. Tenders of Notes may be withdrawn at any time prior to the Expiration Date.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, USF&G will purchase, by accepting for payment, and will pay for all Notes validly tendered (and not properly withdrawn) pursuant to the Offer, promptly after the Expiration Date, such payment to be made by the deposit of immediately available funds by USF&G with the Depositary, which will act as agent for tendering holders for the purpose of receiving payment from USF&G and transmitting such payment to tendering holders.

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


    No person has been authorized to give any information or to make any representations other than those contained in this Offer to Purchase and, if given or made, such information or representations must not be relied upon as having been authorized.

    Any questions or requests for assistance or for copies of the Offer to Purchase or related documents may be directed to the Depositary at the telephone numbers set forth below. Any beneficial owner owning interests in Notes may contact such beneficial owner's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                        The Depositary for the Offer is:

                            THE CHASE MANHATTAN BANK
                            Corporate Trust Services
                          1201 Main Street, 18th floor
                               Dallas, Texas 75202
                   Telephone: (214) 672-5678 or (212) 946-3487






May 15, 1998

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